Exhibit (P)(22)

FRANKLIN TEMPLETON INVESTMENTS

PROCEDURES RELATED TO

THE PERSONAL INVESTMENTS AND INSIDER TRADING POLICY

(Procedures related to the Policy that serves as a code of ethics adopted pursuant to Rule 17j-1 of the Investment Company Act of 1940 and Rule 204A-1 of the Investment Advisers Act of 1940)

Effective November 1, 2012

SECTION 1. OVERVIEW	2

SECTION 2. PERSONAL INVESTMENTS	2

2.1 CATEGORIES OF PERSONS SUBJECT TO THE POLICY	2
Covered Employees	2
Access Persons	3
Portfolio Persons	3
2.2 ACCOUNTS AND TRANSACTIONS COVERED BY THE POLICY	4
2.3 PROHIBITED TRANSACTIONS	4
Front running: Trading Ahead of an FT Fund or Client Account	4
Scalping	4
Trading Parallel to an FT Fund or Client Account	4
Trading Against an FT Fund or Client Account	5
Certain Transactions in Securities Issued by FRI and Closed-end FT Funds	5
Short-Term Trading in Open-end FT Funds	5
2.4 ADDITIONAL PROHIBITIONS AND REQUIREMENTS FOR ACCESS PERSONS AND PORTFOLIO PERSONS	5
Initial Public Offerings	5
Short Sales of Securities	5
Short Swing Rule	6
2.5 REPORTING REQUIREMENTS	7
Initial Reports	7
Quarterly Reports	7
Annual Reports	8
Disclosure of Interest in a Security	8
2.6 PRE-CLEARANCE REQUIREMENTS	9
Obtaining Pre-Clearance	9
Length of Pre-Clearance Approval	9
Private Investments and Limited Offerings	9
2.7 EXEMPTIONS FROM REPORTING AND PRE-CLEARANCE	10
Securities Exempt from Reporting and Pre-Clearance	10
Securities and Transactions Not Requiring Pre-clearance	10
Discretionary Accounts	12
2.8 REQUIREMENTS FOR INDEPENDENT DIRECTORS	12
Pre-clearance Requirements	12
Reporting Requirements	12

SECTION 3. INSIDER TRADING	13

Covered Employees in Possession of Inside Information	13
SEC Rule 10b5-1(c) Plans	13

SECTION 4. ADMINISTRATION OF THE POLICY AND PROCEDURES, WAIVERS & REPORTING VIOLATIONS	14
4.1 CODE OF ETHICS COMMITTEE; REPORTING TO FT FUND BOARDS	14
4.2 VIOLATIONS OF THE POLICY - SANCTIONS AND GUIDELINES	14
4.3 WAIVERS OF THE POLICY	15
APPENDIX A: DEFINITIONS OF IMPORTANT TERMS	16

SECTION 1.	OVERVIEW

The Franklin Templeton Investments Personal Investments and Insider Trading Policy (the “Policy”) and these related Procedures (the “Procedures”) apply to the personal investment activities of all Covered Employees (as defined in section 2.1 of the Procedures) of Franklin Resources, Inc. (“FRI”) and all of its subsidiaries (collectively, “Franklin Templeton”). 1

Franklin Templeton provides services to the funds that are advised or sub-advised by a Franklin Templeton investment adviser (the “FT Funds”) and other client accounts (“Client Accounts”). Thus, for purposes of the Policy and Procedures, “FT Fund” includes all open-end and closed-end funds within the Franklin Templeton Group of Funds, as well as any other fund that is advised or sub-advised by a Franklin Templeton investment adviser.

The purpose of the Policy is to summarize the values, principles and business practices that guide Franklin Templeton’s business conduct and to establish a set of principles to guide Covered Employees regarding the conduct expected of them when managing their personal investments. These Procedures support the Policy and provide detailed procedural information related to the subject matter addressed in the Policy.

The Policy and the Procedures are monitored by the Code of Ethics Department. The Code of Ethics Department uses Protegent PTA (“PTA”), an automated transaction pre-clearance system, to manage the oversight of Access Persons’ personal investments. Pre-clearance requests should be submitted via PTA. Questions regarding the Policy or Procedures should be directed to the Code of Ethics Department located in San Mateo, CA. The Code of Ethics Department can be reached by e-mail at lpreclear@frk.com or by phone at (650) 312-3693 or extension 112-3693.

SECTION 2.	PERSONAL INVESTMENTS

2.1 Categories of Persons Subject to the Policy

All persons subject to the Policy are assigned to the categories set forth below based on their access to information regarding, or involvement in, investment activities.

Each Covered Employee’s supervisor or manager will determine the category in which the Covered Employee belongs and how the Policy applies to each Covered Employee. The Human Resources Department will notify each Covered Employee as to the Covered Employee’s category (1) at the time the Covered Employee becomes affiliated with Franklin Templeton, and (2) if the Covered Employee is assigned to a different category.

Covered Employees: Covered Employees are: (1) partners, officers, directors (or persons occupying a similar status or having similar functions) and employees (including certain designated temporary employees or consultants) of any Franklin Templeton investment adviser, as well as any other persons who provide advice on behalf of any Franklin Templeton investment adviser and are subject to the supervision and control of that investment adviser; (2) Access Persons, as defined below; and (3) Independent directors of the FT Funds within the Franklin Templeton Group of Funds and independent directors of Franklin Templeton investment advisers (collectively, “Independent Directors”).

[1]

In limited circumstances, certain affiliates of FRI may adopt separate policies or codes of ethics governing personal trading in order to address the specific features of their investment activities and operations. Individuals subject to such separate policies or codes of ethics generally are exempt from the Policy.

Access Persons: Access Persons, a subset of Covered Employees, are those who have access to non-public information regarding FT Funds’ or Client Accounts’ securities2 transactions; or have access to recommendations that are non-public; or have access to non-public information regarding the portfolio holdings of the FT Funds or Client Accounts.

Examples of “access to non-public information” include having access to trading systems, portfolio accounting systems, research databases or settlement information. Access Persons are those people who are in a position to exploit information about FT Funds’ or Client Accounts’ securities transactions or holdings. Administrative, technical and clerical personnel may be deemed Access Persons if their functions or duties give them access to such non-public information.

Set forth below are some of the departments that would typically (but not exclusively) include Access Persons. Whether a Covered Employee is an Access Person is based on an analysis of the types of information to which the Covered Employee has access, and such determination will be made on a case- by-case basis.

•	fund accounting;

•	futures associates;

•	global compliance;

•	portfolio administration;

•	private client group/high net worth; and

•	anyone else designated by the Director of Global Compliance and/or the Chief Compliance Officer.

In addition, Access Persons include any of the following:

•	an officer or director of any FT Fund within the Franklin Templeton Group of Funds;

•	an officer or director of an investment adviser or broker-dealer subsidiary of Franklin Templeton; or

•	a person that controls those entities.

Portfolio Persons: Portfolio Persons, a subset of Access Persons, are those persons who, in connection with their regular functions or duties, make or participate in the decision to purchase or sell a security by an FT Fund or Client Account or if his or her functions relate to the making of any recommendations about those purchases or sales. Portfolio Persons include:

•	portfolio managers;

•	research analysts;

•	traders;

•	employees serving in equivalent capacities (including Futures Associates);

•	employees supervising the activities of Portfolio Persons; and

•	anyone else designated by the Director of Global Compliance and/or the Chief Compliance Officer.

[2]	For purposes of the Policy and these Procedures, the term “securities” also includes derivatives, such as futures, options and swaps. See the definition of “security” in Appendix A.

Independent Directors: Independent Directors are subject to certain portions of the Policy. See section 2.8 of these Procedures for a description of the requirements for Independent Directors.

2.2 Accounts and Transactions Covered by the Policy

The Policy covers two types of securities accounts and transactions: (1) those in which Covered Employees have or share investment control, and (2) those in which Covered Employees have direct or indirect beneficial ownership. Generally, a person has a beneficial ownership in a security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the security. “Pecuniary interest” has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. Generally, a pecuniary interest in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. Covered Employees are presumed to have a pecuniary interest in securities held by members of their immediate family sharing the same household. Covered Employees that have any questions as to whether a particular account or transaction is covered by the Policy should contact the Code of Ethics Department for guidance. A more detailed definition of beneficial ownership is included in Appendix A.

2.3 Prohibited Transactions

Covered Employees are prohibited from any trading activity that conflicts with the FT Funds’ or Client Accounts’ trading activity. Descriptions of certain types of prohibited trading activity are set forth below.

Front running: Trading Ahead of an FT Fund or Client Account

Covered Employees are prohibited from front-running any trade of an FT Fund or Client Account. The term “front run” means knowingly trading before a contemplated transaction by an FT Fund or Client Account, whether or not the Covered Employee’s trade and the FT Fund’s or Client Account’s trade take place in the same market. Thus, a Covered Employee may not purchase or sell a security if the Covered Employee intends, or knows of Franklin Templeton’s intention, to purchase or sell that security or a related security on behalf of an FT Fund or Client Account. Front running is prohibited whether or not the Covered Employee realizes a profit from such a transaction.

Scalping

A Covered Employee is prohibited from purchasing a security (or its economic equivalent) with the intention of recommending that the security be purchased for an FT Fund or Client Account, or selling short a security (or its economic equivalent) with the intention of recommending that the security be sold for an FT Fund or Client Account. Scalping is prohibited whether or not the Covered Employee realizes a profit from such a transaction.

Trading Parallel to an FT Fund or Client Account

A Covered Employee is prohibited from buying a security if the Covered Employee knows that the same or a related security is being bought contemporaneously by an FT Fund or Client Account, or sell a security if the Covered Employee knows that the same or a related security is being sold contemporaneously by an FT Fund or Client Account.

Trading Against an FT Fund or Client Account

A Covered Employee is prohibited from (a) buying a security if the Covered Employee knows that an FT Fund or Client Account is selling, or has sold, the same or a related security, and (b) selling a security if the Covered Employee knows that an FT Fund or Client Account is buying, or has bought, the same or a related security.

Certain Transactions in Securities Issued by FRI and Closed-end FT Funds

Covered Employees are prohibited from effecting short sales, including “short sales against the box,” of securities issued by FRI or any closed-end FT Funds. This prohibition includes economically equivalent transactions such as call or put options, swap transactions or other derivatives.

Executive officers and directors of FRI are subject to obligations under Section 16 of the Securities Exchange Act of 1934 in addition to their obligations under the Policy and requirements with respect to pre-clearance and Rule 144 affiliate policies and procedures.

Short-Term Trading in Open-end FT Funds

Franklin Templeton discourages short-term or excessive trading, often referred to as “market timing,” in shares of the open-end FT Funds. Covered Employees must be familiar with the “Frequent Trading Policy” described in the prospectus of each open-end FT Fund in which they invest and must not engage in trading activity that might violate the purpose or intent of such policy. Accordingly, all Covered Employees must comply with the purpose and intent of each open-end FT Fund’s Frequent Trading Policy and must not engage in any short-term or excessive trading in open-end FT Funds.

For open-end FT Funds within the Franklin Templeton Group of Funds, the Trade Control Team of each FT Fund’s transfer agent will monitor trading activity in shares of the FT Funds by Covered Employees and will report any trading patterns or behaviors that may constitute short-term or excessive trading to the Code of Ethics Department. These reports will include descriptions of any actions taken and any sanctions or penalties imposed in response to such trading activity. This policy applies to the open-end FT Funds including those FT Funds purchased through a 401(k) plan, but does not apply to purchases and sales of money market funds.

2.4 Additional Prohibitions and Requirements for Access Persons and Portfolio Persons

Initial Public Offerings

Access Persons are prohibited from investing in securities sold in an initial public offering or a secondary offering by an issuer except for offerings of securities made by closed-end FT Funds advised or sub- advised by Franklin Templeton.

Short Sales of Securities

Portfolio Persons are prohibited from selling short any security held by the FT Funds, including “short sales against the box.” This prohibition also applies to effecting economically equivalent transactions, including, but not limited to, sales of uncovered call options, purchases of put options while not owning the underlying security, and short sales of bonds that are convertible into equity positions, swaps or other derivatives.

Short Swing Rule

Portfolio Persons are subject to a short swing rule whereby they cannot profit from the purchase and sale or sale and purchase of any security within a 60 calendar day period, including transactions in derivatives and transactions that may occur in margin and option accounts.3 For purposes of this rule, profits will be determined based upon the maximum gain that could be realized on the purchases and sales (or sales and purchases) occurring during the 60 calendar day period. This restriction does not apply to:

(1)	trading within a 60 calendar day period if the Portfolio Person does not realize a profit and does not violate any other provisions of Policy or Procedures;

(2)	transactions in discretionary accounts, as described in section 2.7 of these Procedures;

(3)	profiting from transactions occurring within a 60 calendar day period pursuant to the exercise and/or purchase of shares in a program sponsored by a company employing the Portfolio Person or the Portfolio Person’s spouse when no other provision of the Policy or Procedures are violated; and

(4)	profiting on the purchase and sale or sale and purchase within 60 calendar days of the following securities:

•	securities that are direct obligations of the U.S. government.

•	money market instruments.

•	FT Funds, provided that the Portfolio Person is in compliance with the Frequent Trading Policy or its equivalent described in the FT Fund’s prospectus.

•	shares of ETFs.

•	securities issued by FRI.

•	call or put options on a financial index.

Calculation of a profit on any short-swing transaction will be maximum gain realized based on the purchases and sales (or sales and purchases) occurring during the 60 calendar day period. For example:

•	6/1/XX buy 1000 shares of Company ABC @ $10.00/share

•	7/1/XX buy 500 shares of Company ABC @ $15.00/share

•	7/15/XX sell 500 shares of Company ABC @ $14.00/share

[3]

This restriction applies equally to transactions occurring in margin and option accounts, which may not be due to direct actions by the Portfolio Person. For example, a stock held less than 60 calendar days that is sold to meet a margin call would result in a violation of this restriction if the transaction resulted in a profit for the Portfolio Person.

The short swing profit would be calculated as follows:

• 7/15/XX sale of 500 shares of Company ABC @ $14.00/share=	$7000
• 6/1/XX buy of 500 shares of Company ABC @ $10.00/share =	$5000

Short-swing profit:	$2000

2.5 Reporting Requirements

Initial Reports

Initial Code of Ethics Certification

All Covered Employees must complete an Initial Code of Ethics Certification no later than 10 calendar days after the date the Covered Employee is notified by a member of the Human Resources Department of the requirement to do so.

Initial Broker Accounts Certification and Initial Holdings Certification

Access Persons must submit an Initial Broker Accounts Certification and Initial Holdings Certification to the Human Resources Department no later than 10 calendar days after the date the person is notified by a member of the Human Resources Department of the requirement to do so.

The submitted information must be current as of a date not more than 45 calendar days prior to becoming an Access Person.

Quarterly Reports

Quarterly Transaction Reports

Access Persons must report all securities transactions except for those (1) effected pursuant to an Automatic Investment Plan (however, any transaction that overrides the preset schedule or allocations of the Automatic Investment Plan must be included in a quarterly transaction report); or (2) that would duplicate information contained in broker confirmations or statements.

Access Persons must provide the Code of Ethics Department no later than 30 calendar days after the end of each calendar quarter with either (1) copies of all broker’s confirmations and statements (which may be sent under separate cover by the broker) showing all securities transactions and holdings in such securities, or (2) a completed Transactions Report.

An Access Person should use the Transactions Report only when the Access Person’s securities transactions do not generate a statement or do not take place in a brokerage account. Brokerage statements and confirmations submitted must include all transactions in accounts covered by the Policy, as described in section 2.2 of these Procedures.

Access Persons must report all securities acquired by gift, inheritance, vesting, stock splits, merger or reorganization of the issuer of the security. However, the vesting of shares issued by FRI (or options thereon) received pursuant to a deferred compensation plan are not required to be reported.

Quarterly Reports Regarding Accounts

No later than 30 calendar days after each calendar quarter, an Access Person must report any account established in which any securities were held during that calendar quarter. The Access Person must (1) notify the Code of Ethics Department, in writing, by completing a Notification of Securities Account Form; and (2) notify the institution with which the account is opened, in writing, of the Access Person’s association with Franklin Templeton.

Annual Reports

Annual Disclosure of Accounts and Holdings

By February 15th of each year, each Access Person must file a then current annual report of all personal securities accounts and securities holdings. The Access Person must report the name and description of each securities account in which he or she has a direct or indirect beneficial interest, including securities accounts of his or her immediate family residing in the same household. The Access Person must provide information on any account that is covered by the Policy, as described in section 2.2 of these Procedures.

This report should include all of the Access Persons securities holdings, including any security acquired by a transaction, gift, inheritance, vesting, merger or reorganization of the issuer of the security, in which the Access Person has any direct or indirect beneficial ownership, including securities holdings in a discretionary account. The Access Person’s securities holding information must be current as of a date no more than 45 calendar days before the report is submitted. The Access Person may submit copies of year-end brokerage statements in lieu of listing each security position on the Form.

Annual Certification to the Policy

Covered Employees must certify by February 15th annually that they have complied with and will comply with the Policy by filing the Certification form.

Disclosure of Interest in a Security

Portfolio Persons are required to disclose their interest in the securities of an issuer if they are involved in either analysis or investment decisions related to the issuer, and must re-disclose any such interest if they participate in later recommendations or investment decisions related to the issuer (e.g., recommending to increase or decrease portfolio weighting).

Portfolio Persons must also disclose any personal transactions they are contemplating in the securities referenced above, any position they hold with the issuer and any proposed business relationship between the issuer and the Portfolio Person or any party in which the Portfolio Person has a significant interest.

A Portfolio Person is required to provide this disclosure to his or her Chief Investment Officer and/or the Director of Research, and to record such disclosure in PTA using the Disclosure of Interest in a Security. Portfolio Persons (analysts or portfolio managers) who make securities recommendations as part of their duties may alternatively fulfill this requirement by disclosing in writing such ownership at the same time and by the same method by which they communicate their related securities recommendations.

2.6 Pre-Clearance Requirements

Access Persons must obtain pre-clearance from the Code of Ethics Department before buying or selling any security (other than those not requiring pre-clearance) and are always prohibited from executing transactions in a security if aware that the FT Funds or Client Accounts are active or contemplate being active in the security (even if the transactions have been pre-cleared). The pre- clearance requirements also apply to securities of an issuer that are economically equivalent to an Access Person’s proposed transaction.

Obtaining Pre-Clearance

Access Persons must submit pre-clearance requests to the Code of Ethics Department via PTA for approval. In certain jurisdictions, Access Persons must submit pre-clearance requests to their local compliance officers prior to submitting a pre-clearance request through PTA. Access Persons may access PTA on the Passport main page from the Compliance Center (Personal Trade Pre-Clearance) or directly using the following link:

http://coeprod/pta/index.jsp.

An Access Person must wait for a response to his or her pre-clearance request from the Code of Ethics Department before executing the trade. If pre-clearance is granted, the Access Person should make sure that the trade executed matches the details of the trade as it was pre-cleared.

Length of Pre-Clearance Approval

If an Access Person is given pre-clearance for a particular transaction, such pre-clearance is valid for a specific period of time. For Access Persons in the Americas (i.e., the United States, Canada and Latin America), pre-clearance approval is valid until the close of the next business day following the day pre-clearance is granted regardless of the time of day approval is granted. For Access Persons outside the Americas, approval is valid through the close of the second business day after the pre-clearance submission date in the U.S. Pacific time zone regardless of the time of day approval is granted. If a trade is not executed within the required time period, the Access Person must request pre-clearance again before executing the trade.

Private Investments and Limited Offerings

Access Persons must obtain pre-clearance from the Code of Ethics Department before investing in a private placement or purchasing securities offered in a limited offering. For example, investments in private or unregistered funds (i.e., hedge funds) are required to be pre-cleared under the Policy. In order to seek consideration for pre-clearance of an investment in a private placement or a purchase of securities in a limited offering, an Access Person must:

(1)	complete the Limited Offering (Private Placement) Checklist;

(2)	provide supporting documentation (e.g., a copy of the offering memorandum);

(3)	obtain approval of the appropriate Chief Investment Officer (Portfolio Persons only) or other senior Officer of the Adviser/Fund for non-portfolio persons; and

(4)	submit all documents to the Code of Ethics Department or designee.

Pre-clearance of such investments will be determined by the Director of Global Compliance or the Chief Compliance Officer.

2.7 Exemptions from Reporting and Pre-Clearance

Securities Exempt from Reporting and Pre-Clearance

Access Persons do not need to pre-clear or report transactions in the following types of securities:

(1)	direct obligations of the U.S. government (i.e., securities issued or guaranteed by the U.S. government such as Treasury bills, notes and bonds including U.S. savings bonds and derivatives thereof).

(2)	money market instruments – banker’s acceptances, bank certificates of deposits, commercial paper, repurchase agreements and other high quality short-term debt instruments.

(3)	shares of money market funds.

(4)	shares issued by unit investment trusts that are invested exclusively in one or more open- end funds, none of which are the FT Funds.

(5)	shares issued by U.S., Canadian, European/UK, Asia Pacific, and Brazil registered open- end funds (i.e., mutual funds) other than the FT Funds.

Securities and Transactions Not Requiring Pre-clearance

An Access Person is not required to pre-clear the securities or transactions listed below but is required to report them. Access Persons should take appropriate steps to determine whether a particular security is subject to the pre-clearance requirements, and should contact the Code of Ethics Department with any questions about the types of securities that are exempt from the pre-clearance requirements.

(1)	Franklin Resources, Inc. shares (BEN).4

(2)	Shares of open-end and closed-end investment companies (including the FT Funds).

(3)	Shares of ETFs.

(4)	Transactions in options on ETFs or options on indexes.

(5)	Small Quantities of Securities. Transactions in small quantities of securities are not required to be pre-cleared. Subject to the limitations described below, the following types of transactions are not subject to the pre-clearance requirements:

•	Transactions that, in the aggregate, do not exceed 500 shares purchased and/or 500 shares sold of any security regardless of where it is traded in any 30 calendar day period.

[4]

Officers, directors and certain other designated employees of FRI and closed-end funds may be subject to additional ownership reporting and pre-clearance requirements with respect to BEN shares and shares of affiliated closed-end funds as well as requirements pursuant to Rule 144 under the Securities Act of 1933. Contact the Legal Department for additional information.

•	Transactions in municipal bonds with an aggregate face value of $100,000 or less in any 30 calendar day period.

(6)	Dividend Reinvestment Plans. Transactions made pursuant to dividend reinvestment plans (“DRIPs”) do not require pre-clearance regardless of quantity or FT Fund or Client Account activity.

(7)	Government Obligations/Debt of G-20 Countries and Switzerland. Transactions in securities issued or guaranteed by the governments of G-20 Countries and Switzerland. A list of G-20 Countries is available at http://www.g20.org/en/members.

(8)	Payroll Deduction Plans. Securities purchased by an Access Person’s spouse pursuant to a payroll deduction program.

(9)	Employer Stock Option Programs. Transactions involving the exercise and/or purchase/sale by an Access Person or an Access Person’s spouse of securities pursuant to a program sponsored by a company employing the Access Person or Access Person’s spouse.

(10)	Pro Rata Distributions. Purchases effected by the exercise of rights issued pro rata to all holders of a class of securities or the sale of rights so received.

(11)	Tender Offers. Transactions in securities pursuant to a bona fide tender offer made for any and all such securities to all similarly situated shareholders in conjunction with mergers, acquisitions, reorganizations and/or similar corporate actions.

(12)	Securities Prohibited for Purchase by the FT Funds or Client Account. Transactions in any securities that are prohibited investments for all FT Funds or Client Accounts advised by the entity employing the Access Person.

(13)	Variable Rate Demand Obligation/Note transactions.

An Access Person may not execute any transaction, regardless of quantity, if he or she learns that any FT Fund or Client Account is active, or is contemplating being active, in the security. It will be presumed that an Access Person has knowledge of FT Fund or Client Account activity in a security if, among other things, the Access Person is denied pre-clearance of a transaction request.

If an Access Person submits a pre-clearance request for transactions eligible for the small quantities exemption, the Access Person will lose his or her ability to rely on the exemption. If an Access Person’s pre-clearance request to trade a security is denied, the Access Person may not execute a transaction in that security under the small quantities exemption for at least 7 calendar days from the date of the denied request.

Discretionary Accounts

Access Persons need not obtain pre-clearance of transactions in any discretionary account for which a registered broker-dealer, a registered investment adviser, or other investment manager acting in a similar fiduciary capacity, exercises sole investment discretion, if the following conditions are met:5

(1)	The terms of each account relationship, and any amendment thereto, must be in writing and filed with the Code of Ethics Department.

(2)	The Access Person must certify to the Code of Ethics Department at the time such account relationship commences, and annually thereafter that such Access Person does not have direct or indirect influence or control over the account, other than the right to terminate the account.

(3)	Any discretionary account opened or maintained with a registered broker-dealer, a registered investment adviser, or other investment manager acting in a similar fiduciary capacity must provide duplicate copies of confirmations and statements for all transactions effected in the account simultaneously with their delivery to the Access Person.

If an Access Person makes, or participates in, an investment decision for an account that has been reported as discretionary, transactions related to that decision must be pre-cleared.

2.8 Requirements for Independent Directors

Pre-clearance Requirements

Independent Directors are only required to pre-clear securities transactions if the Independent Director, at the time of his or her transaction, knew or should have known that, during the 15 calendar day period before or after the date of the Independent Director’s transaction, the security was purchased or sold or considered for purchase or sale by an FT Fund or Client Account. Such pre-clearance requirements shall not apply to securities transactions conducted in an account where an Independent Director has granted full investment discretion to a brokerage firm, bank or investment adviser or conducted in a trust account in which the trustee has full investment discretion.

Reporting Requirements

Initial Reports

Independent Directors must complete and return an executed Acknowledgment Form to the Code of Ethics Department no later than 10 calendar days after the date the person becomes an Independent Director.

Independent Directors are not required to disclose any securities holdings, brokerage accounts, including brokerage accounts where he/she has granted discretionary authority to a brokerage firm, bank or investment adviser.

[5]

Please note that these conditions apply to any discretionary account in existence prior to the effective date of the Policy or prior to an individual becoming an Access Person. Also, the conditions apply to transactions in any discretionary account, including pre-existing accounts, in which the Access Person has any direct or indirect beneficial ownership, even if it is not in the Access Person’s name.

Quarterly Transaction Reports

An Independent Director is not required to file any quarterly transaction reports unless the Independent Director, at the time of his or her transaction, knew or should have known that, during the 15 calendar day period before or after the date of the Independent Director’s transaction, the security was purchased or sold or considered for purchase or sale by an FT Fund or Client Account.

Annual Reports

Independent Directors must certify by February 15th annually that they have complied with and will comply with the Policy by filing the Acknowledgment Form with the Code of Ethics Department.

SECTION 3. INSIDER TRADING

Covered Employees in Possession of Inside Information

The Policy sets forth a series of questions that Covered Employees should consider in order to evaluate whether they are in possession of material non-public information. Covered Employees that believe that they may be in possession of information that may be material and non-public are required to take the following steps.

(1)	Report the matter immediately to the designated Compliance Officer or the Legal Department.

(2)	Refrain from purchasing or selling the securities, including on behalf of FT Funds or Client Accounts.

(3)	Refrain from communicating the information inside or outside Franklin Templeton, other than to the Compliance Officer or the Legal Department.

(4)	Take appropriate steps to ensure that the information is kept confidential and secure.

The Compliance Officer shall immediately contact the Legal Department for advice concerning any possible material non-public information. After the Legal Department has reviewed the issue and consulted with the Compliance Officer, the Compliance Officer or the Legal Department will provide the Covered Employee with appropriate instructions as to what actions they must or must not take with respect to the information. Securities about which a Covered Employee is in possession of material non-public information shall be placed on the personal trading restricted list for a timeframe determined by the Compliance Officer.

SEC Rule 10b5-1(c) Plans

Franklin Templeton may permit exemptions from the insider trading policies and procedures set forth above for transactions in securities issued by FRI effected pursuant to pre-approved, written trading plans or arrangements complying with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended. Rule 10b5-1(c) plans or arrangements may not be entered into or modified either during FRI’s trading blackout periods or when the Covered Employee is aware of material, non-public information relating to FRI or its securities. All such plans or arrangements (and any modification of termination thereof) must be pre-approved by FRI’s General Counsel (or such person’s designee).

SECTION 4.	ADMINISTRATION OF THE POLICY AND PROCEDURES, WAIVERS & REPORTING VIOLATIONS

4.1 Code of Ethics Committee; Reporting to FT Fund Boards

The Code of Ethics Committee is responsible for the administration of the Policy and Procedures and provides oversight of compliance with the personal trading requirements of the Policy and Procedures. Among other things, the Committee has the authority and responsibility to review the Policy and Procedures periodically, review sanction guidelines for violations of the Policy and Procedures and review trading violations and waivers granted.

At least annually, the Franklin Templeton Fund Boards will be provided with a report describing any issues arising under the Policy and Procedures.

4.2 Violations of the Policy—Sanctions and Guidelines

A Covered Employee that violates the Policy will be sanctioned in a manner commensurate with the violation. Prescribed sanctions range from reminder memos for a first time failure to pre-clear a transaction that would have been approved to the immediate sale of positions, disgorgement of profits, personal trading suspensions and other sanctions, up to and including termination and reporting to regulatory authorities for more serious violations.

The guidelines set forth below represent only a representative sampling of the possible sanctions that may be taken in the event of a violation of the Policy or Procedures. Sanctions will be determined and applied by the Code of Ethics Department on a case-by-case basis based on the facts and circumstances of a particular violation. Repeated violations of the Policy or Procedures, even inadvertent violations that do not harm the FT Funds or Client Accounts, will be viewed as disregarding the principles of the Policy and Procedures and sanction will be more severe.

Violation	Sanction Imposed
Failure to pre-clear but otherwise would have been approved (i.e., no conflict with an FT Fund’s or Client Account’s transactions).	Reminder memo
Failure to pre-clear but otherwise would have been approved (i.e., no conflict with an FT Fund’s or Client Account’s transactions) twice within 12 calendar months	30 calendar day personal securities trading suspension
Failure to pre-clear and the transaction would not have been approved	Immediate sale, disgorgement of profits, and personal securities trading suspension (length based on the review of all facts and circumstances)
Trading on a denied request

Immediate sale, disgorgement of profits,

personal securities trading suspension

(length based on review of all facts and circumstances). Additional disciplinary action will be considered, up to and including termination, based on review of all facts and circumstances

Portfolio Persons Only—Profiting from short-swing trades (profiting on purchase & sale or sale & purchase within 60 calendar days)	Immediate disgorgement of profits. Additional disciplinary action up to and including termination considered after review of all facts and circumstances
Failure to return initial or annual disclosure forms Failure to timely report transactions

Sanction may include but not limited to a

reminder memo, suspension of personal trading, monetary sanctions, reporting to the FT Funds’ board of directors, unpaid

administrative leave or termination of employment

Violation of the Policy and Procedures may also be viewed as a violation of the law

Subject to review by the appropriate

supervisor in consultation with the

General Counsel of FRI for consideration of appropriate disciplinary action up to and including termination of employment

and reporting to appropriate regulatory agency

4.3 Waivers of the Policy

The Director of Global Compliance or the Chief Compliance Officer may, in his or her discretion, waive compliance by any Covered Employee with the provisions of the Policy, if he or she finds that such a waiver:

(1)	is necessary to alleviate undue hardship or in view of unforeseen circumstances or is otherwise appropriate under all the relevant facts and circumstances;

(2)	will not be inconsistent with the purposes and objectives of the Policy;

(3)	will not adversely affect the interests of the FT Funds or Client Accounts or the interests of Franklin Templeton; and

(4)	will not result in a transaction or conduct that would violate provisions of applicable laws or regulations.

Any waiver will be in writing, will contain a statement of the basis for it, and any waivers granted by the Chief Compliance Officer of the relevant investment adviser will be reported to the Director of Global Compliance.

APPENDIX A:	DEFINITIONS OF IMPORTANT TERMS

Automatic Investment Plan – A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocations. An automatic investment plan includes a dividend reinvestment plan.

Beneficial Ownership – Has the same meaning as in Rule 16a-1(a)(2) under the 1934 Act. Generally, a person has a beneficial ownership in a security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the security. A pecuniary interest in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. Set forth below is guidance on the application of these definitions to some common situations.

•	Family Members – Covered Employees are presumed to have a pecuniary interest in securities held by members of their immediate family sharing the same household.

•

Partnerships – A general partner has a proportionate interest in the portfolio securities held by a general or limited partnership. A limited partner is not deemed to have ownership of partnership securities, unless the limited partner has investment control over the partnership’s portfolio.

•

Shareholders of Corporations – Shareholders of corporations are not deemed to have ownership of the corporation’s portfolio of securities, unless the shareholder controls the corporation or has investment control over the corporation’s portfolio.

•	Derivatives – Covered Employees have ownership of any security that they have the right to acquire through the exercise or conversion of any derivative security, whether or not presently exercisable.

Exchange-Traded Funds – For purposes of these Procedures, the term “ETF” includes exchange-traded funds that are organized as registered investment companies or unit investment trusts, as well as exchange-traded notes and exchange traded vehicles that provide exposure to commodities.

FT Fund – Any fund for which a Franklin Templeton investment adviser serves as an investment adviser or a sub-adviser.

Initial Public Offering – An offering of securities registered under the Securities Act of 1933, the issuer of which immediately before the registration was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934. As used in the Policy and Procedures, this term also includes similar types of offerings outside of the United States.

Limited Offering – An offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933. As used in the Policy and Procedures, this term also includes similar types of offerings outside of the United States.

Security – Any stock, note, bond, evidence of indebtedness, participation or interest in any profit-sharing plan or limited or general partnership, investment contract, certificate of deposit for a security, fractional undivided interest in oil or gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit), guarantee of, or warrant or right to subscribe for or purchase any of the foregoing, and in general any interest or instrument commonly known as a security. For purposes of the Policy, security does not include the securities that are exempt from the reporting and pre- clearance requirements.